Exhibit (h)(1)

                                    Exhibit A
                           (amended as of May 2, 2004)



                                                       Ordinary Fund Operating
                                                              Expenses
                                                     (as a percentage of average
Fund                                                       daily net assets)

Cash Management Fund Institutional                            0.23%
Cash Reserves Fund Institutional                              0.18%
Treasury Money Fund Institutional                             0.25%
International Equity Fund - Institutional Class I             0.95%
International Equity Fund - Institutional Class II            1.25%
Daily Assets Fund Institutional                               0.07%